Exhibit 3.1

                           CERTIFICATE OF DESIGNATION
                           --------------------------

                     6% CONVERTIBLE SERIES C PREFERRED STOCK
                                       of
                              ATC HEALTHCARE, INC.

        (Pursuant to Section 151 of the Delaware General Corporation Law)

         ATC Healthcare, Inc., a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY THAT:

         The following resolution was duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting duly convened and held on (or by unanimous written consent dated) May 26, 2006, pursuant to authority conferred upon the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation authorizing the Corporation to issue up to 10,000 shares of Preferred Stock, par value $1.00 per share:

         BE IT RESOLVED, that the issuance of a series of Preferred Stock of ATC Healthcare, Inc. is hereby authorized, and the designation, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the shares of such series, in addition to those set forth in the Certificate of Incorporation of the Corporation, are hereby fixed as follows:

         SECTION 1. DESIGNATION. The distinctive serial designation of such series is "6% Convertible Series C Preferred Stock" ("Series C Preferred Stock"). Except as otherwise provided herein, each share of Series C Preferred Stock shall be identical in all respects to every other share of Series C Preferred Stock.

         SECTION 2. NUMBER OF SHARES. The number of shares of Series C Preferred Stock shall initially be One Thousand Nine Hundred Fifty (1,950). Such number may from time to time be increased (subject to Section 7(b) and in any case not, in the aggregate with other outstanding shares of Preferred Stock, in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by the Board of Directors. Shares of Series C Preferred Stock that are purchased or otherwise acquired by the Corporation or converted into Class A Common Stock shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

         SECTION 3. DEFINITIONS. As used herein with respect to Series C Preferred Stock:

                  (a) "Accrued Dividends" with respect to any share of Series C Preferred Stock, means an amount computed at the annual dividend rate for Series C Preferred Stock, from the Closing Date or the Payment Date, as applicable, to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends previously paid on such share.


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                  (b) "Business Day" means each Monday, Tuesday, Wednesday,
Thursday or Friday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

                  (c) "Closing Price" on any Trading Day with respect to the per share price of Class A Common Stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in each case on the American Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the American Stock Exchange, on the principal national securities exchange, market or quotation system on which the Class A Common Stock is listed or admitted to trading, or, if such prices are not available, the reasonable fair market value as approved by the Board of Directors in good faith.

                  (d) "Closing Date" means with respect to each purchaser of Series C Preferred Stock and its successors and assigns, the date on which the Corporation executes a definitive Subscription Agreement with respect to the purchase of shares of Series C Preferred Stock by such purchaser and has received full payment for the shares.

                  (e) "Junior Stock" means the Common Stock and any other class or series of stock of the Corporation hereafter authorized over which Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  (f) "Parity Stock" means any other class or series of stock of the Corporation that ranks on a parity with Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  (g) "Senior Stock" means the 7% Convertible Series A Preferred Stock of the Corporation and the 5% Convertible Series B Preferred Stock of the Corporation or any other class or series of stock of the Corporation hereafter authorized that has preference or priority over the Series C Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

                  (h) "Trading Day" means a day on which the principal national securities exchange, market or quotation system on which the Class A Common Stock is listed or admitted to trading is open for the transaction of business or, if the Class A Common Stock is not listed or admitted to trading, a Business Day.

                  (i) "Voting Stock" means the capital stock of the Corporation of any class or series entitled to vote generally in the election of directors.


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

                  (j) "Warrants" shall mean the warrants to purchase shares of Class A Common Stock that accompany the purchase of certain 6% Convertible Series C Preferred Stock.

         SECTION 4. DIVIDENDS.

                  (a) Rate. Holders of Series C Preferred Stock shall be entitled to receive dividends, accrued and paid as provided below, per share of Series C Preferred Stock at the annual rate of 6% of the issuance price, such price being Two Thousand and 70/100 Dollars ($2,000.70) per share of Series C Preferred Stock, as adjusted to reflect the occurrence of any stock split, stock dividend, stock combination, stock subdivision or similar recapitalization affecting such share (the "Issuance Price").

                  (b) Payment. Dividends shall not be paid in cash, except in the case of liquidation, dissolution or winding up of the Corporation, and shall be payable in kind in shares of additional Series C Preferred Stock, with such additional shares valued at the Issuance Price. Dividends shall initially accrue from the Issuance Date and thereafter shall accrue from each Payment Date, as defined herein. Accrued dividend shall be payable on each Payment Date, to holders of record on the first day of the month of the Payment Date. For purposes of this Designation, the term "Payment Date" shall mean the tenth day of June and December in each year (or, if any such date is not a Business Day, on the next succeeding Business Day) beginning December 10, 2006. The amount of dividends payable for the initial dividend period and any period shorter than a full semi-annual period during which shares are outstanding shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period which is payable. The dividend payable per share of Series C Preferred Stock for each full semi-annual dividend period shall be computed by dividing the annual dividend rate by two. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payments on shares of Series C Preferred Stock which may be in arrears. No fractional shares of Series C Preferred Stock shall be issued as a dividend. Instead of receiving any fractional share that would otherwise be issuable as a dividend on a share of Series C Preferred Stock, the amount of the dividend attributable to the fractional share shall be accrued and added to the amount of dividends payable to the holder of the share on the next Payment Date.

         SECTION 5. LIQUIDATION RIGHTS.

                  (a) Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series C Preferred Stock shall be entitled, after full payment of any distribution or dividends out of the assets of the Corporation to the holders of Senior Stock (the "Senior Stock Preference") and before any distribution or payment out of the assets of the Corporation may be made to the holders of any Junior Stock, to receive in full an amount per share equal to the Issuance Price, together with an amount equal to all Accrued Dividends to the date of payment (the "Liquidation Preference").


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

                  (b) Partial Payment. If the assets of the Corporation are not sufficient to pay the Senior Stock Preference in full, then the holders of Series C Preferred Stock shall not be entitled to receive any Liquidation Preference. If the assets of the Corporation are sufficient to pay the Senior Stock Preference in full to the holders of all Senior Stock but not sufficient to pay the Liquidation Preference in full to all holders of Series C Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series C Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate Liquidation Preference of Series C Preferred Stock and all such Parity Stock.

                  (c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Senior Stock, all holders of Series C Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

                  (d) Merger, Consolidation and Sale of Assets. For purposes of this Section 5, the merger, consolidation or sale of all or substantially all of the assets of the Corporation, or any transaction that results in a Change of Control (as defined below) of the Corporation shall be deemed, for purposes of this Section 5, to constitute a liquidation, dissolution or winding up of the Corporation. For purposes of this Section 5(d), the term "Change of Control" shall be deemed to occur if any of the following occur:

                  (i) The Corporation is merged, consolidated or reorganized into or with another corporation or other entity, and as a result of the merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the corporation or entity immediately after the transaction is held in the aggregate by the holders of Voting Stock immediately prior to the transaction;

                  (ii) The Corporation sells or otherwise transfers all or substantially all of its assets to another corporation or other entity and, as a result of the sale or transfer, less than a majority of the combined voting power of the then-outstanding securities of the other corporation or entity immediately after the sale or transfer is held in the aggregate by the holders of the Voting Stock immediately prior to the sale or transfer; or

                  (iii) Any person or group of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) that holds less than 5% of the Voting Stock of the Corporation outstanding on the date of the first issuance of any of the Series C Preferred Stock becomes the beneficial owner of a majority of the Voting Stock.

         SECTION 6. CONVERSION RIGHTS. Each share of Series C Preferred Stock shall be convertible at the option of the holder thereof at any time into fully paid and nonassessable shares of Class A Common Stock of the Corporation (calculated as to each conversion to the nearest 1/100th of a share) on and subject to the following terms and conditions:

                  (a) Conversion Price. The conversion price at which each share of Series C Preferred Stock shall be convertible into Class A Common Stock (the "Conversion Price") shall be initially equal to Forty-Five Cents ($0.45) and shall be adjusted in certain events as provided in Section 6 hereof. For the purposes of conversion, each share of Series C Preferred Stock shall be convertible into a number of shares of Class A Common Stock determined by dividing (i) the Issuance Price plus Accrued Dividends by (ii) the Conversion Price of such share of Series C Preferred Stock at the time of conversion.


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

                  (b) Surrender of Certificates. In order to convert shares of Series C Preferred Stock into Class A Common Stock the holder must surrender, at the office of any transfer agent for the Class A Common Stock or at such other office as the Board of Directors may designate, the certificate or certificates for the shares to be converted, duly endorsed or assigned either to the Corporation or in blank, together with irrevocable written notice that such holder elects to convert such shares. Such shares shall be deemed to be converted immediately before the close of business on the date of such surrender, and the person or persons entitled to receive the Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Stock at such time. As promptly as practicable on or after such date, the Corporation shall issue and deliver at such office to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share as provided in Section 6(d).

                  (c) Forced Conversion. If the Corporation's Class A Common Stock trades at or above One and 25/100 Dollars ($1.25) (as adjusted for any stock dividends, splits, combinations, recapitalizations and the like with respect to the Class A Common Stock) for twenty (20) out of thirty (30) consecutive Trading Days with an average daily trading volume of over 150,000 shares and there is an effective registration statement registering the shares underlying both the Series C Preferred Stock and Warrants, the Series C Preferred Stock shall automatically, and with no further action by the holders thereof, be converted to Class A Common Stock at the Conversion Price. In addition, three (3) years after the Closing, Series C Preferred Stock shall automatically, and with no further action by the holders thereof, be converted to Class A Common Stock at the Conversion Price. Following automatic conversion of the shares of the Series C Preferred Stock into shares of Common Stock, written notice (the "Conversion Notice") shall be given by the Corporation by mail, postage prepaid, to each holder of record of the shares of Series C Preferred Stock notifying such holder of the conversion and specifying the number of shares of Class A Common Stock into which each share of Series C Preferred Stock has been converted, the place where the certificates evidencing shares of Series C Preferred Stock should be delivered and the procedures that should be followed in delivering the certificates so that certificates evidencing the shares of Class A Common Stock into which the Series C Preferred Stock has been converted may be issued to such holder. From and after the time that the shares of Series C Preferred Stock are converted into shares of Class A Common Stock and until the certificates evidencing the shares of Series C Parity Preferred Stock to be converted are delivered to the Corporation in accordance with the instructions set forth in the Conversion Notice, such certificates shall evidence the shares of Class A Common Stock into which the shares of Series C Preferred Stock have been converted. Following automatic conversion of the shares of Series C Preferred Stock into shares of Class A Common Stock in accordance with the provisions hereof, the Corporation shall not issue any more shares of Series C Preferred Stock.


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

                   (d) Fractional Shares. No fractional shares of Class A Common Stock shall be issued upon conversion of shares of Series C Preferred Stock, but, instead of any fraction of a share that would otherwise be issuable, the Corporation shall pay cash in an amount equal to the same fraction of the Closing Price on the date of surrender of the certificate or certificates for such shares for conversion, or, if such date is not a Trading Day, on the next Trading Day.

                  (e) Adjustment of Conversion Price Anti-Dilution. The Conversion Price shall be adjusted from time to time as follows.

                  (i) Sales of Common Stock Below Conversion Price. In case the Corporation shall issue or grant to any person (whether directly or by assumption in a merger or otherwise, other than upon a Fundamental Change to which Section 6(e)(v) applies) (a) rights, warrants, options, exchangeable securities or convertible securities (each referred to herein as "Rights") entitling such person to subscribe for or purchase shares of Common Stock at a price per share less than the Conversion Price or (b) shares of Common Stock at a price per share less than the Conversion Price, on the date fixed for the determination of persons entitled to receive such Rights or such shares, the Conversion Price in effect immediately before the close of business on the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction, of which (i) the numerator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued, would purchase at the Conversion Price on such date and (ii) the denominator shall be the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) at the close of business on such date plus the number of shares of Common Stock so offered for subscription or purchase pursuant to such Rights, or so issued. If, after any such date, any such Rights or shares are not in fact issued, or are not exercised prior to the expiration thereof, the Conversion Price shall be immediately readjusted, effective as of the date such Rights or shares expire, or the date the Board of Directors determines not to issue such Rights or shares, to the Conversion Price that would have been in effect if the unexercised Rights had never been granted or such record date had not been fixed, as the case may be. Such adjustment shall be made successively whenever any such event shall occur. For the purposes of this paragraph, the aggregate of the offering price received or to be received by the Corporation shall include the minimum aggregate amount (if any) payable upon exercise or conversion of such Rights. The value of any consideration received or to be received by the Corporation, if other than cash, is to be determined by the Board of Directors in good faith.

                  (ii) Stock Splits and Combinations. In case the Corporation shall subdivide its outstanding Common Stock into a greater number of shares or combine its outstanding Common Stock into a smaller number of shares, the Conversion Price in effect immediately before the time when such subdivision or combination becomes effective shall be adjusted so that the holder of each share of Series C Preferred Stock converted thereafter shall be entitled to receive the number of shares of Class A Common Stock that such holder would have received if such shares of Series C Preferred Stock had been converted immediately prior thereto at the Conversion Price then in effect. Such adjustment shall be made successively whenever any such event shall occur.


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

                  (iii) Stock Dividends in Common Stock. In case the Corporation shall pay a dividend or make a distribution in shares of Common Stock on any class of capital stock of the Corporation, the Conversion Price in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive such dividend or distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator is the number of shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) on such record date and the denominator is the sum of such number of shares and the total number of shares of Common Stock issued in such dividend or distribution. Such adjustment shall be made successively whenever any such event shall occur.

                  (iv) Distributions of Indebtedness, Securities or Assets. In case the Corporation shall distribute to all holders of Common Stock (whether by dividend or in a merger or consolidation or otherwise) evidences of indebtedness, shares of capital stock of any class or series, other securities, cash or assets (other than Common Stock or a dividend or distribution payable exclusively in cash and other than as a result of a Fundamental Change), the Conversion Price in effect immediately before the close of business on the date fixed for determination of stockholders entitled to receive such distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator is the Conversion Price on such record date less the fair market value (as determined by the Board of Directors, whose determination in good faith shall be conclusive) of the portion of such evidences of indebtedness, shares of capital stock, other securities, cash and assets so distributed applicable to one share of Common Stock and the denominator is such Conversion Price. Such adjustment shall be made successively whenever any such event shall occur. In case such distribution is not made after such a date has been fixed, the Conversion Price shall be readjusted to the Conversion Price that would have been in effect if such date had not been fixed.

                  (v) Fundamental Changes. In case any transaction (including any merger, consolidation, recapitalization or other reorganization) or a series of related transactions shall occur as a result of which all or substantially all of the outstanding Common Stock is converted into or exchanged for stock, other securities, cash or assets (a "Fundamental Change"), the holder of each share of Series C Preferred Stock outstanding immediately before such Fundamental Change shall have the right to receive the kind and amount of stock, other securities, cash and assets that such holder would have received if such share of Series C Preferred Stock had been converted immediately prior thereto. The Corporation agrees that it will not be a party to or permit any Fundamental Change to occur unless the foregoing provisions are included in the terms thereof.


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                  (vi) Exempted Issuances. Notwithstanding any other provision in this Section 6(e), the foregoing provisions of this Section 6(e) shall not apply to, and no adjustment shall be made to the Conversion Price for:

                           (a) shares of Common Stock issuable upon the exercise
                  of options or other convertible securities to be issued pursuant to the Corporation's outstanding stock option, employee stock purchase or other employee benefit plan; provided, however, that this exemption shall be limited to shares of Common Stock;

                           (b) shares of Common Stock issuable upon the exercise
                  of options or other convertible securities previously issued pursuant to the Corporation's stock option, employee stock purchase or other employee benefit plan;

                           (c) shares of Common Stock issuable upon conversion
                  of shares of Series C Preferred Stock or warrants issued in connection therewith;

                           (d) shares of Common Stock issuable upon conversion
                  of shares of 7% Convertible Series A Preferred Stock or 5% Convertible Series B Preferred Stock of the Corporation or any warrants outstanding on the date of the filing of this Designation;

                           (e) shares of Class A Common Stock issuable upon
                  conversion of Class B Common Stock;

                           (f) securities that have been approved for issuance
                  or grant by the holders of at least a majority of the outstanding shares of Series C Preferred Stock; or

                           (g) securities that are issued in conjunction with an
                  acquisition or a non-financing strategic transaction approved by the Board of Directors; provided, however, that the number of shares of Common Stock or securities convertible into Common Stock issued by the Corporation in conjunction with non-financing strategic transactions that are exempt from the foregoing provisions of this Section 6(e) shall be limited to 10% of the shares of Common Stock outstanding (including all shares of Common Stock issued or issuable upon conversion of any convertible security or upon the exercise of any rights, warrants or options) immediately prior to the date of such transaction.

                  (vii) No Adjustment for Participating Distributions. Notwithstanding any of the provisions of this Section 6(e), no adjustment to the Conversion Price shall be made pursuant to a distribution by the Corporation in which the holders of Series C Preferred Stock shares have participated on an as converted to Common Stock basis in accordance with Section 4(c).


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                  (viii) Deferral of Certain Conversions Requiring Adjustment.
         In any case in which this Section 6(e) requires that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event
         (A) issuing to the holder of any shares of Series C Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Class A Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately before adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of Class A Common Stock pursuant to Section 6(d) above. In any such case the Corporation shall issue or cause a transfer agent to issue due bills or other appropriate evidence of the right to receive the shares the issuance of which is so deferred.

                  (ix) Deferral of Small Adjustments. Any adjustment in the Conversion Price otherwise required by this Section 6 may be postponed until the date of the next adjustment otherwise required by this
         Section 6 to be made if such adjustment (together with any other adjustments postponed pursuant to this paragraph (ix) and not theretofore made) would not require an increase or decrease of more than 1 % in such Conversion Price. All calculations under this Section 6(e) shall be made to the nearest cent or to the nearest I/100th of a share, as the case may be.

                  (x) Voluntary Reduction in Conversion Price. The Board of Directors may make such reductions in the Conversion Price, in addition to those required by this Section 6(e), as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend or distribution of stock or rights to acquire stock or any event treated as such for Federal income tax purposes to the recipients.

                  (xi) Authority of Board of Directors. The Board of Directors shall have the power to resolve any ambiguity or correct any error in this Section 6(e), and its action in good faith in so doing shall be final and conclusive.

                  (f) Notice of Conversion Price Adjustments. Whenever the Conversion Price is adjusted as herein provided:

                  (i) The Corporation shall compute the adjusted Conversion Price in accordance with this Section 6 and shall prepare a certificate signed by the Corporation's Chief Accounting Officer setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based; and

                  (ii) A notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall be mailed as soon as practicable to the holders of record of outstanding shares of Series C Preferred Stock at their respective last addresses appearing on the books of the Corporation.

                  (g) Notice of Certain Events. In case:


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                  (i) The Corporation declares a dividend or other distribution on its Common Stock that will result in an adjustment of the Conversion Price;

                  (ii) The Corporation authorizes the issuance to the holders of its Common Stock of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or any other subscription rights or warrants;

                  (iii) Of any reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of any sale, transfer or other disposition of all or substantially all of the assets of the Corporation or of any other transaction or event that would constitute or result in a Fundamental Change; or

                  (iv) Of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

then the Corporation shall mail to the holders of record of outstanding shares of Series C Preferred Stock, at their respective last addresses appearing on the books of the Corporation, at least 5 days before the applicable record or effective date hereinafter specified, a notice stating (A) the date as of which the holders of record of Common Stock to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change is expected to become effective, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change. Failure to give notice as required by this Section 6(g), or non-material defect in such notice, shall not affect the validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding up or Fundamental Change, or the vote on any action authorizing such.

                  (h) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon conversion of shares of Series C Preferred Stock, the full number of shares of Class A Common Stock then deliverable upon conversion of all shares of Series C Preferred Stock outstanding; provided, however, that in the event there is at any time an insufficient number of shares of Class A Common Stock reserved and available the Corporation shall as soon as practicable take such action as is required to increase the Corporation's authorized shares of Class A Common Stock in order to provide a sufficient number of such shares.


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

                  (i) Definition of Common Stock. For purposes of this Section 6, "Common Stock" includes any stock of any class or series of the Corporation which has no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that is not subject to redemption by the Corporation. However, shares issuable upon conversion of shares of Series C Preferred Stock shall include only shares of the class designated as Class A Common Stock as of the first date of issuance of shares of Series C Preferred Stock or shares of the Corporation of any classes or series resulting from any reclassification or reclassifications thereof and that have no preference or priority in the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and that are not subject to redemption by the Corporation, provided that if at any time there shall be more than one such resulting class or series, the shares of each such class and series then so issuable shall be substantially in the proportion which the total number of shares of such class and series resulting from all such reclassifications bears to the total number of shares of all such classes and series resulting from all such reclassifications.

         SECTION 7. VOTING RIGHTS.

                  (a) General. The holders of Series C Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and all applicable state laws, and shall be entitled vote and, except as hereinafter provided, shall vote together with the holders of Common Stock (and of any other class or series that may similarly be entitled to vote with the holders of Common Stock) as a single class on all matters on which holders of Common Stock are entitled to vote. In so voting, the holders of Series C Preferred Stock shall be entitled to cast such number of votes as such holders would have been entitled to cast if the Series C Preferred Stock had been converted into Class A Common Stock on the record date for the determination of holders entitled to vote at the Conversion Price then in effect.

                  (b) Other Voting Rights. The vote or consent of the holders of at least a majority of the shares of Series C Preferred Stock at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating action by the Corporation having the effect of (i) amending, altering, repealing or changing the rights, preferences or privileges of the Series C Preferred Stock, as provided herein or in the certificate of incorporation, whether by merger, consolidation or otherwise; (ii) amending the certificate of incorporation of this Corporation to affect adversely the rights of the holders of Series C Preferred Stock; or (iii) increasing the authorized number of shares of Series C Preferred Stock other than in connection with or in contemplation of the payment of dividends on the Series C Preferred Stock.

         SECTION 8. OTHER RIGHTS. The shares of Series C Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the certificate of incorporation of the Corporation.


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

         SECTION 9. IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the performance of any of the terms set forth herein, but will at all times in good faith take all necessary action to carry out the intent of all such terms.


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

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by David Savitsky, its President, this 30th day of May, 2006.


                                         ATC HEALTHCARE, INC.



                                         By:   /s/ David Savitsky
                                               ---------------------------------
                                               David Savitsky, CEO


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